Exhibit 5.2

[Letterhead of Morgan, Lewis & Bockius LLP]

May 15, 2009

Ameren Corporation
1901 Chouteau Avenue
St. Louis, Missouri 63103

Ladies and Gentlemen:

Ameren Corporation, a Missouri corporation (the “Company”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (Registration No. 333-155416) (the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”) with respect to an indeterminate amount of securities, which became effective on November 17, 2008.  On May 15, 2009, the Company issued and sold $425,000,000 of its 8.875% Senior Notes due 2014 (the “Notes”) pursuant to an indenture dated as of December 1, 2001 between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (as amended and supplemented, the “Indenture”).

In connection with the issuance and sale of the Notes by the Company, we have reviewed originals (or copies certified or otherwise identified to our satisfaction) of the Registration Statement, the Restated Articles of Incorporation, as amended, and By-Laws of the Company as in effect on the date hereof, the Indenture, a specimen of the Notes, corporate and other documents, records and papers and certificates of public officials.  In connection with such review, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the conformity to the originals of the documents submitted to us as certified or photostatic copies, the authenticity of the originals of such documents and all documents submitted to us as originals and the correctness of all statements of fact contained in such original documents.  We have not reviewed the Notes, except a specimen thereof, and we have relied upon a certificate of the Trustee as to the authentication and delivery thereof under the Indenture.  We are members of the Bar of the State of New York and, for purposes of this opinion, do not hold ourselves out as experts on the laws of any jurisdiction other than the State of New York.  We have relied upon an opinion letter dated as of the date hereof of Steven R. Sullivan, Esq., Senior Vice President, General Counsel and Secretary of the Company, with respect to the due authorization, execution and delivery of the Notes by the Company.

On the basis of such review, we are of the opinion that the Notes are the valid and legally binding obligations of the Company, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights, general equitable principles (whether considered in a proceeding in equity or at law) and concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which any proceeding therefor may be brought.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on May 15, 2009, which is deemed to be incorporated by reference in the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP